MOVIE GALLERY REALIZING HOLLYWOOD TRANSACTION
SYNERGIES AHEAD OF SCHEDULE

Provides Preliminary Guidance for Same-Store Revenues

DOTHAN, Ala., September 15, 2005 -- Movie Gallery, Inc. (NASDAQ: MOVI) today announced that it is realizing synergies from the Hollywood Entertainment transaction ahead of schedule.

To date, the benefits from the acquisition of Hollywood have exceeded Movie Gallery's expectations and the Company is making significant progress in integrating the two companies. Movie Gallery noted that it continues to work at employing the best practices of both companies, such as Hollywood's purchasing practices and distribution capabilities, and believes that these efforts will help the Company to achieve further long-term margin enhancement. As a result of the acquisition of Hollywood, Movie Gallery expects to realize increased savings of approximately $20 million in 2005 and up to approximately $50 million by the end of 2007. Savings are expected to come largely from the optimization of its new sell-through inventory and the consolidation of its real estate & construction, distribution, and executive management functions as well as other G&A expense reduction opportunities. As such, not all savings will be reflected in the Company's earnings per share.

"I am very pleased with how well the integration of the two companies is proceeding and with the significant progress we have already made. The acquisition of Hollywood was a critical next step in Movie Gallery's growth strategy and we believe it has created a stronger combined company," said Joe Malugen, Chairman, President and Chief Executive Officer.

Movie Gallery also provided preliminary guidance regarding the Company's anticipated same-store revenues in the third and fourth quarters of 2005. The Company currently expects same-store revenues for the third quarter of 2005 to decline between 8 and 10 percent as compared to the third quarter of 2004. Movie Gallery noted that the current slump at the box office is impacting the entire home video industry. While the Company continues to expect that the fourth quarter of 2005 will improve on a sequential basis, as some of the year's biggest titles and likely best sellers are due for video release, the cumulative weakness of releases in the second and third quarters is expected to impact the fourth quarter results. Movie Gallery currently anticipates that same-store revenues in the fourth quarter of 2005 will be flat to down 6 percent as compared to the fourth quarter of 2004.

About Movie Gallery
Movie Gallery is the second largest North American video rental company with annual revenue in excess of $2.6 billion and approximately 4,800 stores located in all 50 U.S. states, Canada and Mexico. Since the Company's initial public offering in August 1994, Movie Gallery has grown from 97 stores to its present size through acquisitions and new store openings.

Forward Looking Statements
To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements that are based upon the Company's current intent, estimates, expectations and projections and involve a number of risks and uncertainties. Various factors exist which may cause results to differ from these expectations. These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company's SEC reports, including, but not limited to, the annual report on Form 10-K for the fiscal year ended January 2, 2005. In addition to the potential effect of these ongoing factors, the Company's operations and financial performance may be adversely effected if, among other factors, (i) same-store revenues are less than projected; (ii) the availability of new movie releases priced for sale negatively impacts the consumers' desire to rent movies; (iii) the number of new store openings during the year is less than expected; (iv) unforeseen issues with the continued integration of the Hollywood Entertainment business; (v) the Company's actual expenses or liquidity requirements differ from estimates and expectations; (vi) consumer demand for movies and games is less than expected;
(vii) the availability of movies and games is less than expected; (viii) competitive pressures are greater than anticipated; (ix) the Company expands its investment in existing strategic initiatives for alternative delivery of media content or chooses to invest in significant new strategic initiatives or (x) the effects of Hurricane Katrina are greater than expected on the Company's overall operations. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts
Financial - Thomas D. Johnson, Jr., Movie Gallery, Inc., (503) 570-1950
Media - Andrew B. Siegel, Joele Frank, Wilkinson Brimmer Katcher, (212) 355-4449 ext. 127

#     #     #